Exhibit 4.1

SECOND AMENDMENT TO THE

TAX ASSET PROTECTION RIGHTS AGREEMENT

SECOND AMENDMENT, dated as of September 30, 2019 (this “Second Amendment”), between Aceto Corporation, a New York corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as rights agent (the “Rights Agent”), to the Tax Asset Protection Rights Agreement, dated as of November 5, 2018 (the “Original Agreement”), as amended by the First Amendment to the Tax Asset Protection Rights Agreement, dated as of July 1, 2019 (the “First Amendment” and together with the Original Agreement, the “Rights Agreement”), between the Company and the Rights Agent. Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Rights Agreement.

RECITALS

WHEREAS, the Company desires to terminate the Rights Agreement;

WHEREAS, pursuant to, and subject to the terms of, Section 26 of the Rights Agreement, prior to the Distribution Date, the Company and the Rights Agent may supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights;

WHEREAS, the Distribution Date has not yet occurred, and the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is desirable and the Company and the Rights Agent desire to evidence such amendment in writing;

WHEREAS, the Company has delivered to the Rights Agent a certificate stating that this Second Amendment complies with Section 26 of the Rights Agreement and has directed the Rights Agent to amend the Rights Agreement as set forth herein; and

WHEREAS, all acts and things necessary to make this Second Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Second Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

SECTION 1.    Amendment. The Rights Agreement is hereby amended as follows:

(a) The definition of “Final Expiration Date” in Section 1 of the Rights Agreement is hereby deleted in its entirety and replaced with the following:

“Final Expiration Date” shall mean 12:01 A.M. (Eastern Standard Time) on October 1, 2019.”

SECTION 2.    Miscellaneous.

(a) Except as expressly provided herein, all of the terms, conditions and other provisions of the Rights Agreement are hereby ratified and confirmed and shall remain unchanged and in full force and effect in accordance with their respective terms. Any reference to the Rights Agreement in any instrument or document shall be deemed a reference to the Rights Agreement as amended hereby. In the event of any conflict or inconsistency between the provisions of the Rights Agreement and the provisions of this Second Amendment, the provisions of this Second Amendment shall control.

(b) This Second Amendment, together with the Rights Agreement, constitute the entire agreement among the parties hereto and thereto and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and thereof.

(c) This Second Amendment shall be deemed to be a contract made under the law of the State of New York and for all purposes shall be governed by and construed in accordance with the law of such State applicable to contracts to be made and performed entirely within such State.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and attested, all as of the date and year first above written.

ACETO CORPORATION

By:	/s/ Steven S. Rogers
Name: Steven S. Rogers
Title: President

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael A. Nespoli
Name: Michael A. Nespoli
Title: Executive Director